Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Acquisition of Partner’s Joint-Venture

Interest in 36 Properties for $298 Million

SALT LAKE CITY, UTAH, April 16, 2012 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”) today announced that on April 13, 2012, the Company entered into an agreement with Prudential Real Estate Investors (“PREI®”), to acquire its 94.9% interest in ESS PRISA III LLC, a joint venture formed in 2005 that currently owns 36 self-storage properties in 18 states. The Company currently owns the remaining 5.1% interest in the joint venture.  These 36 assets are currently operated by the Company under the Extra Space Storage brand. The joint venture properties contain approximately 2.5 million square feet of net rentable space in approximately 23,400 units and currently serve a customer base of approximately 20,000 tenants.  As of March 31, 2012, approximately 87.8% of the total square feet available for lease at the properties was occupied. The Company intends to acquire PREI’s interest in the joint venture for approximately $298.0 million, consisting of approximately $160.0 million of cash consideration to PREI and the assumption of an existing loan in the amount of $145.0 million of which $138.0 million relates to PREI’s interest. The loan bears interest at a fixed rate of 4.97% per annum and matures in August 2012. The Company is currently in discussions with lenders to refinance this loan.

The acquisition of PREI’s interest in the joint venture is subject to customary closing conditions. The Company intends to consummate the acquisition in July 2012; however, there can be no assurances that the acquisition will close on the terms described herein or at all.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed REIT that owns and/or operates 882 self-storage properties in 34 states and Washington, D.C.  The Company’s properties comprise approximately 585,000 units and approximately 64 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to the completion and timing of the acquisition of the joint venture.  In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology.  All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements.  All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements apply only as of the date of this release.  We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597